Exhibit 10.2
WILLBROS GROUP, INC.
LONG-TERM INCENTIVE AWARD AGREEMENT
_________ _______________ 201___

Dear  _____:
1. Long-Term Incentive Award.
(a) Willbros Group, Inc., a Delaware corporation (the “Company”), hereby grants to you a long-term incentive award, hereinafter referred to as the “Award.” The minimum Award is zero and the target award is $_____  (the “Target Award”). The amount that will be paid in respect of this Award shall be calculated in accordance with the performance criteria set forth below.  _____  percent (_____%) of the Target Award ($_____) (the “TSR Target Award”), will become payable based on the Company’s achievement of the Target Performance Goal (as defined below) with respect to the TSR component of the performance measures, as otherwise set forth herein and more fully described below.  _____  percent (_____%) of the Target Award ($_____) (the “HSE Target Award”), will become payable based on the Company’s achievement of the Target Performance Goal (as defined below) with respect to the HSE component of the performance measures, as otherwise set forth herein and more fully described below.  _____  percent (_____%) of the Target Award ($_____) (the “Personal Target Award”) will become payable based on your achievement of the Target Performance Goal (as defined below) with respect to each of the three Personal components of the performance measures, as otherwise set forth herein and more fully described below. Subject to potential reduction as set forth in Section 5(a) below, this Award entitles you to receive up to $_____ in cash (the “Maximum Award”), or the equivalent thereof in shares of Common Stock, par value $.05 per share, of the Company (“Shares”), or any combination of cash and Shares as determined by the Compensation Committee of the Board of Directors of the Company (the “Committee”), at such time as the restrictions described in Section 4(b) lapse as described in Section 5 if the Maximum Performance Goal (as defined below) established by the Committee for each of the respective TSR, HSE and Personal performance measures are achieved. Notwithstanding anything to the contrary, except as provided in Section 5(c) below, your Award shall be forfeited (whether vested or unvested) and no Shares shall be issued or cash paid under this Award Agreement (as defined below), if the Committee does not certify in writing that the Company has achieved a performance goal pursuant to Section 5 below. Restrictions on the Award shall lapse and become non-forfeitable in accordance with Sections 4 and 5 below.

(b) This Award is subject to your acceptance of and agreement to all of the applicable terms, conditions, and restrictions described in the Company’s 2010 Stock and Incentive Compensation Plan (the “Plan”), a copy of which, along with the Prospectus for the Plan, are attached hereto, and to your acceptance of and agreement to the further terms, conditions, and restrictions described in this Long-Term Incentive Award Agreement (this “Award Agreement”). To the extent that any provision of this Award Agreement conflicts with the expressly applicable terms of the Plan, it is hereby acknowledged and agreed that those terms of the Plan shall control and, if necessary, the applicable provisions of this Award Agreement shall be hereby deemed amended so as to carry out the purpose and intent of the Plan; provided, however, no provision of the Plan shall control or amend this Award Agreement in any manner which would cause this Award Agreement to fail to satisfy the short-term deferral exception under Code Section 409A. This Award Agreement is further subject to the Employment Agreement dated September 20, 2010 between you and Willbros United States Holdings, Inc. (the “Employment Agreement”). To the extent that any provision of this Award Agreement or the Plan conflicts with the expressly applicable terms of your Employment Agreement, it is hereby acknowledged and agreed that those terms of your Employment Agreement shall control and, if necessary, the applicable provisions of this Award Agreement shall be hereby deemed amended so as to carry out the purpose and intent of your Employment Agreement; provided, however, no provision of your Employment Agreement shall control or amend this Award Agreement in any manner which would cause this Award Agreement to fail to satisfy the short-term deferral exception under Code Section 409A.
2. Delivery of Shares and/or Cash. The Company shall pay any cash you become entitled to receive hereunder and, to the extent that any portion of the Award is payable in Shares, the Company shall register and issue a certificate(s) for the Shares you become entitled to receive hereunder in your name or deliver evidence of book entry Shares on the date on which the restrictions described in Section 4(b) lapse as described in Section 5. Any certificates for Shares delivered to you pursuant to this Award Agreement shall be subject to such stop transfer orders and other restrictions as the Committee may deem necessary or advisable under the Plan and the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which such Shares are then listed, and any applicable foreign, federal or state securities laws.
3. Stockholder Rights Prior to Issuance of Shares. Neither you nor any of your beneficiaries shall be deemed to have any voting rights, rights to receive any dividends, dividend equivalents or other rights as a stockholder of the Company with respect to any Shares which may be covered by this Award until the date of issuance by the Company of a certificate to you for such Shares or the date of delivery of evidence of book entry Shares.

4. Restrictions.
(a) Your right to receive the Award shall be subject to the restrictions set forth in subsections (b) and (c) of this Section until such restrictions lapse pursuant to the terms of Section 5, and your Award shall be redeemed for the applicable cash and/or Shares or otherwise forfeited to the Company.
(b) In the event of your “Termination” (as defined in your Employment Agreement) prior to January 1, 20_____, other than a Termination that occurs as a result of an event described in subsections (1) through (5) of Section 5(c), all of your Award shall be forfeited to the Company and all of your rights to receive any cash or Shares in the future pursuant to the Award shall automatically terminate without any payment of consideration by the Company.
(c) You may not sell, assign, transfer or otherwise dispose of the Award or any rights under this Award Agreement. You may not pledge, alienate, attach or otherwise encumber this Award or any rights under this Award Agreement, and any purported pledge, alienation, attachment or encumbrance thereof shall be void and unenforceable against the Company.
5. Achievement of Performance Goals; Lapse of Restrictions.
(a) The Committee shall (i) determine whether the Company has achieved any of the performance goals for the period beginning January 1, 20_____ and ending December 31, 20_____  (the “Performance Period”), which determination shall be made on an objective and non-discretionary basis by the Committee based on the Company’s audited financial statements and (ii) certify in writing as to whether and at what level each performance goal has been attained on or before March 10, 20_____  (the “Certification Date”). If you remain employed by the Company on the Certification Date and the Committee determines and certifies in writing that the Company has achieved a performance goal for the Performance Period as described in Section 6, that portion of the Award determined under Section 6 hereof will be deemed to have been earned (“Earned Award”). Notwithstanding the foregoing, the actual amount of the Award that is determined to be the Earned Award based on the Committee’s certification of the achievement of performance goals for the Performance Period may be reduced by the Committee in its sole and absolute discretion if the Committee determines that the funding pool for this and any other performance-based long-term incentive awards should not be fully funded in light of any failure by the Company to achieve any targets for operating income for the Performance Period that the Committee may establish, in its discretion.
(b) The restrictions described in Section 4(b) shall lapse with respect to one-third of the Earned Award on March 15, 20_____, another one-third of the Earned Award on March 15, 20_____, and the remainder of the Earned Award on March 15, 20_. Upon the lapse of such restrictions with respect to any portion of the Earned Award, the Company will pay you cash and/or issue you a certificate or provide evidence of book entry Shares as set forth in Section 2 in redemption of such Award.

(c) Notwithstanding the provisions of subsection (b) of this Section 5, the restrictions described in Section 4(b) shall lapse as described below at the time of the occurrence of any of the following events or as otherwise set forth in this Section 5(c):
(1) The restrictions described in Section 4(b) shall lapse with respect to the Earned Award at the time of the occurrence of your death;
(2) The restrictions described in Section 4(b) shall lapse with respect to the Earned Award at the time of your Termination as a result of your “Disability” (as defined in your Employment Agreement). Notwithstanding the foregoing, if the Certification Date has not occurred prior to the time of your Termination as a result of your Disability, the restrictions described in Section 4(b) shall lapse with respect to the Earned Award on the Certification Date. If your Termination as a result of your Disability occurs on a date which is prior to the end of the Performance Period, the restrictions described in Section 4(b) shall lapse on the Certification Date with respect to an amount equal to the Earned Award multiplied by a fraction, the numerator of which shall equal the number of fully and partially completed months of service during the Performance Period and the denominator of which shall equal 12;
(3) The restrictions described in Section 4(b) shall lapse with respect to the Earned Award at the time of your Termination, but only if such Termination is the result of a dismissal or other action by the Company or any of its Affiliates and does not constitute a Termination for “Cause” (as defined in your Employment Agreement). Notwithstanding the foregoing, if the Certification Date has not occurred prior to the time of your Termination that does not constitute a Termination for Cause, the restrictions described in Section 4(b) shall lapse with respect to the Earned Award on the Certification Date. If your Termination as a result of a dismissal or other action by the Company that does not constitute a Termination for Cause occurs on a date which is prior to the end of the Performance Period, the restrictions described in Section 4(b) shall lapse on the Certification Date with respect to an amount equal to the Earned Award multiplied by a fraction, the numerator of which shall equal the number of fully and partially completed months of service during the Performance Period and the denominator of which shall equal 12;
(4) The restrictions described in Section 4(b) shall lapse with respect to the Earned Award at the time of your Termination, but only if such Termination is the result of your resignation for “Good Reason” (as defined in your Employment Agreement). Notwithstanding the foregoing, if the Certification Date has not occurred prior to the time of your resignation for Good Reason, the restrictions described in Section 4(b) shall lapse with respect to the Earned Award on the Certification Date. If you resign for Good Reason on a date which is prior to the end of the Performance Period, the restrictions described in Section 4(b) shall lapse on the Certification Date with respect to an amount equal to the Earned Award multiplied by a fraction, the numerator of which shall equal the number of fully and partially completed months of service during the Performance Period and the denominator of which shall equal 12; or

(5) The restrictions described in Section 4(b) shall lapse with respect to the Earned Award at the time of your “Change-in-Control-Related-Termination” (as defined in your Employment Agreement). Notwithstanding the foregoing, if the Certification Date has not occurred prior to the time of your Change-in-Control-Related-Termination, the restrictions described in Section 4(b) shall lapse with respect to the Earned Award on the Certification Date. If your Change-in-Control-Related-Termination occurs on a date which is prior to the end of the Performance Period, the restrictions described in Section 4(b) shall lapse on the Certification Date with respect to an amount equal to the Earned Award multiplied by a fraction, the numerator of which shall equal the number of fully and partially completed months of service during the Performance Period and the denominator of which shall equal 12.
Upon the lapse of the restrictions described in Section 4(b), the Company will issue you a certificate or provide evidence of book entry Shares as provided in Section 2 in redemption of that portion of the Award which is payable in Shares.
6. Performance Metrics and Goals.
(a)  _____  percent (_____%) of the Target Award shall be subject to achievement by the Company as of the last trading day prior to the end of the Performance Period of the TSR Target Performance Goal, as defined and calculated in accordance with Section 13 hereof, according to the following table:

Percentage of
	Payout for TSR Performance	TSR Target
Peer Group Ranking	Goal	Earned

The Company’s ranking relative to members of the Peer Group (as defined below) will be determined by listing the Company and members of the Peer Group from highest to lowest TSR achieved by the respective company and counting down from the company with the highest TSR to the Company’s position within such list.
(b)  _____  percent (_____%) of the Target Award shall be subject to achievement by the Company, as of the end of the Performance Period, of the HSE Target Performance Goal, according to the following table:

		Payout for HSE	Percentage of
HSE Performance		Performance	HSE Target
Goal	TRIR	Goal	Award Earned
Threshold Goal
Target Goal
Maximum Goal
If the Committee determines and certifies the Company’s achievement of an HSE performance level between performance goals, the portion of the Award that will be the Earned Award will be determined by linear interpolation.
(c) Vesting and payment of  _____  percent (_____%) of the Target Award shall be subject to achievement by the Company, as of the end of the Performance Period, of the following Personal Target Performance Goal, according to the following table:

		Payout for	Percentage of
Personal		Personal	Personal
Performance Goal	Adjusted Operating	Performance	Target Award
(A)	Margin	Goal A	Vesting
Threshold Goal
Target Goal
Maximum Goal
If the Committee determines and certifies the Company’s achievement of Personal Performance Goal (A) at a performance level between performance goals, the portion of the Award that will be the Earned Award will be determined by linear interpolation.

(d) Vesting and payment of  _____  percent (_____%) of the Target Award shall be subject to achievement by the Company, as of the end of the Performance Period, of the following Personal Target Performance Goal, according to the following table:

		Payout for	Percentage of
Personal		Personal	Personal
Performance Goal		Performance	Target Award
(B)	Total Leverage Ratio	Goal B	Earned
Threshold Goal
Target Goal
Maximum Goal
If the Committee determines and certifies the Company’s achievement of Personal Performance Goal (B) at a performance level between performance goals, the portion of the Award that will be the Earned Award will be determined by linear interpolation.
(e) Vesting and payment of the remaining  _____  percent (_____%) of the Target Award shall be subject to your achievement, as of the end of the Performance Period, of the Personal leadership measures established for you by the Committee. The Committee has approved and provided you with a set of Personal leadership measures for the Performance Period. On or before the Certification Date, the Committee will evaluate your performance in relation to the Personal leadership measures, certify your performance in relation to these measures and determine the amount you have earned with respect to the Personal leadership measures, which amount may range from $0 to $_____, and for which $_____ will be deemed to constitute the threshold award, $_____  will be deemed to constitute the Target Award and $_____  will be deemed to constitute the Maximum Award.
7. Method of Payment of Earned Award.
In connection with its determination as to which portion of the Award constitutes the Earned Award, the Committee may, in its sole discretion, determine that all or a portion of such Earned Award will be paid in the form of Shares rather than Cash (“Share Settled Award”). No later than March 12, 20_____, the Committee shall provide you with a letter specifying the total amount of the Earned Award and the portion of Earned Award that will be paid in the form of Shares. The number of Shares payable to you hereunder shall be equal to the dollar amount of the Award designated as the Share Settled Award divided by the closing price of the Shares on the New York Stock Exchange on the Certification Date.

8. Agreement With Respect to Taxes; Share Withholding.
(a) You agree that (1) you will pay to the Company or an Affiliate, as the case may be, or make arrangements satisfactory to the Company or such Affiliate regarding the payment of, any foreign, federal, state, or local taxes of any kind required by law to be withheld by the Company or any of its Affiliates with respect to the Award or the payment of cash or issuance of any Shares to you, and (2) the Company or any of its Affiliates shall, to the extent permitted by law, have the right to deduct from any payments of any kind otherwise due to you any foreign, federal, state, or local taxes of any kind required by law to be withheld with respect to the granting of the Award, cash paid or Shares issued.
(b) With respect to withholding required upon the lapse of restrictions or upon any other taxable event arising as a result of the granting of the Award, the delivery of cash or the issuance of Shares to you, you may elect, subject to the approval of the Committee, to satisfy the withholding requirement, in whole or in part, by having the Company withhold Shares having a Fair Market Value (as defined in the Plan) on the date the tax is to be determined equal to the minimum statutory total tax which could be withheld on the transaction. All such elections shall be irrevocable, made in writing, signed by you, and shall be subject to any restrictions or limitations that such Committee, in its sole discretion, deems appropriate.
9. Adjustment of Shares. The number of Shares which comprise any Share Settled Award under this Award Agreement shall be adjusted as provided in Section 4.2 of the Plan.
10. Agreement With Respect to Securities Matters. You agree that you will not sell or otherwise transfer any Shares received pursuant to this Award Agreement except pursuant to an effective registration statement under the U.S. Securities Act of 1933, as amended, or pursuant to an applicable exemption from such registration. Unless a registration statement relating to the Shares issuable upon the lapse of the restrictions on the Award pursuant to this Award Agreement is in effect at the time of issuance of such Shares, any certificate(s) representing the Shares shall contain the following legend:
The securities evidenced by this certificate have not been registered under the U.S. Securities Act of 1933 or any other securities laws. These securities have been acquired for investment and may not be sold or transferred for value in the absence of an effective registration of them under the U.S. Securities Act of 1933 and any other applicable securities laws, or receipt by the Company of an opinion of counsel or other evidence acceptable to the Company that such sale or transfer is exempt from registration under such acts and laws.
11. Transfer Taxes. The Company shall pay all original issue and transfer taxes with respect to the issue and transfer of any Shares issued to you pursuant to this Award Agreement and all other fees and expenses necessarily incurred by it in connection therewith.

12. Forfeiture and Clawback.
(a) You agree that in the event you materially breach the non-competition covenants set forth in Section 5.2 of your Employment Agreement, all of your Earned Award for which the restrictions have not previously lapsed in accordance with Section 5 and your rights with respect to such Earned Award may be forfeited in accordance with Section 5.3 of your Employment Agreement.
(b) Notwithstanding any other provision of the Plan, your Employment Agreement or this Award Agreement to the contrary, you acknowledge that any incentive-based compensation paid to you hereunder may be subject to recovery by the Company under any clawback policy which the Company may adopt from time to time, including without limitation any policy which the Company may be required to adopt under Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the rules and regulations of the U.S. Securities and Exchange Commission thereunder or the requirements of any national securities exchange on which the Company’s Common Stock may be listed. You agree to promptly return any such incentive-based compensation which the Company determines it is required to recover from you under any such clawback policy.
13. Certain Definitions. As used in this Award Agreement, the following terms shall have the respective meanings indicated:
(a) “Adjusted Operating Income” means the Company’s Operating Income from consolidated continuing operations, increased or decreased by the removal of the financial effects of the following:
•	undetermined non-cash items excluded from the 20_____ base case budget;
•	settlements of disputes or claims that result in a charge or gain to the 20_____ base case budget;
•	non-recurring charges; and
•
long-term incentive and annual cash bonus expenses associated with your employment contract and certain InfrastruX legacy employment contracts with bonus computations differing from the Company’s 20_____  Management Incentive Compensation Plan.

(b) “Adjusted Operating Income Margin” means Adjusted Operating Income divided by consolidated revenue and expressed as a percentage.
(c) “Beginning Stock Value” means $100, invested in common stock at the average of the closing prices on the principal stock exchange on which such shares are traded for each of the last 20 trading days immediately prior to the first day of the Performance Period.

(d) “Change in Stock Value” means, the Ending Stock Value minus the Beginning Stock Value.
(e) “Ending Stock Value” means the average of the closing prices on the principal stock exchange on which such shares are traded, of one share of common stock for each of the last 20 trading days of the Performance Period, multiplied by the sum of the number of shares represented by the Beginning Stock Value initial $100 investment plus such additional shares resulting from all dividends paid on common stock during the Performance Period being treated as though they are reinvested on the applicable ex-dividend dates at the applicable closing prices on such dates.
(f) “Maximum Performance Goal” means, with respect to any performance goal, the performance level that the Company must achieve in order for two hundred percent (200%) of the Target Award to be earned.
(g) “Operating Income” means the Company’s consolidated earnings before deduction of interest expense (including non-cash amortization of original issue discount and financing costs), income taxes and any unusual or non-operating items, including interest income and gains or losses on disposition of assets.
(h) “Peer Group” means  _____. A company that ceases to be publicly traded at any time prior to the end of the Performance Period shall cease to qualify as a member of the Peer Group.
(i) “Target Performance Goal” means, with respect to any performance goal, the performance level that the Company must achieve in order for one hundred percent (100%) of the Target Award to be earned.
(j) “Threshold Performance Goal” means, with respect to any performance goal, the minimum performance level that the Company must achieve in order for any portion of the Target Award to be earned.
(k) “Total Leverage Ratio” means the Company’s “Total Leverage Ratio,” as such term is defined in the Credit Agreement dated June 30, 2010 among Willbros United States Holdings, Inc., as borrower, the Company and certain subsidiaries thereof, as guarantors, the lenders from time to time party thereto and Crédit Agricole Corporate and Investment Bank, as administrative agent, collateral agent and issuing bank.
(l) “TRIR” means the Total Recordable Incidents per 200,000 man hours worked (as defined by the United States Department of Labor’s Occupational Health and Safety Administration) during the Performance Period.

(m) “TSR” for the Company or any member of the Peer Group for the Performance Period means the percentage (to the third decimal place) derived from a fraction the numerator of which is the Change in Stock Value, and the denominator of which is the Beginning Stock Value. Shares used in determining TSR shall be appropriately adjusted for stock splits and stock dividends during the Performance Period.
14. Short-term Deferral Exception. The parties intend that this Award Agreement and each payment upon the lapse of restrictions on the Earned Award will meet all requirements of the short-term deferral exception to Code Section 409A. To the fullest extent possible, therefore, the Plan shall be construed and administered so that each payment under the Plan is made in a time, form and manner that results in the payment being excepted from Section 409A. The short-term deferral exception shall be applied separately to each payment required under this Award Agreement.
15. Designation of Beneficiary. Your beneficiary for receipt of any payment made under this Award Agreement in the event of your death shall be the person(s) designated as your beneficiary(ies) for life insurance benefits under the Company’s life insurance benefits plan unless you designate a different beneficiary on a form prescribed by the Company. If no beneficiary is designated, upon your death, payment shall be made to your estate.

If you accept this Award and agree to the foregoing terms and conditions, please so confirm by signing and returning the duplicate copy of this Award Agreement enclosed for that purpose.

WILLBROS GROUP, INC.

By:

Name:
Title:

The foregoing Award is accepted by me as of the  _____  day of  _____, 201_____, and I hereby agree to the terms, conditions, and restrictions set forth above and in the Plan.